Exhibit 2.7    Investment/Shareholders Agreement, by and among
               Tempz.com Limited, Christopher Leonard, Ian
               Thomas, and Ci4net.com Limited, dated January 10,
               2000.

THIS AGREEMENT is made on the 10th January 2000
BETWEEN: -

(1) TEMPZ.COM LIMITED (registered number 75919) whose registered office is at Elizabeth House, Castle Street, St Helier, Jersey
JE4 8PN, Channel Islands ("the Company");

(2)  CHRISTOPHER  LEONARD of Pucks Croft, Horsham Road, Rusper,
West Sussex RH12 4PR ("Mr Leonard")

(3)  IAN THOMAS of Perry Farm Cottage, La Rue de Maistre, St Mary
Jersey ("Mr Thomas"); and

(4)  CI4NET.COM LIMITED whose registered office is at The Old
Chapel, Sacre Coeur, Rouge Bouillon, St Helier, Jersey, Channel
Islands  ("the Investor")

WHEREAS:

(A) The Company, details of which are set out in Schedule 1, is private company limited by shares, duly incorporated according to the laws of Jersey, and has an authorised share capital of GBP10,000 consisting of 10,000 ordinary shares of GBP1 each;

(B) Mr Leonard and Mr Thomas are each (through nominees) the beneficial owner of 1 ordinary share of GBP1 in the capital of the
Company;

(C) It is intended that the Company shall be a joint venture vehicle between the Investor and Mr Leonard;

(D) The Investor wishes to subscribe for 5,000 Ordinary Shares of GBP1 in the capital of the Company, being 50% of the issued share capital of the Company;

(E)  Mr Leonard wishes to subscribe for 2,999 Ordinary Shares  of
GBP1 in the capital of the Company, so that he will in total hold
30% of the issued share capital of the Company;

(F)  Mr Thomas wishes to subscribe for 499 Ordinary Shares  of
GBP1
in the capital of the Company, so that he will in total hold 5% of the issued share capital of the Company;

(G) The parties wish to establish the Trust principally for the benefit of the employees of the Company, and wish to procure that the trustees thereof shall subscribe for 1,500 Ordinary Shares of GBP1 in the capital of the Company, so that the Trust will in total hold 15% of the fully diluted issued share capital of the Company;

(H) The parties are willing to enter into this Agreement to provide for their ongoing relationships and activities.


THE PARTIES AGREE as follows: -

1    DEFINITIONS

(A) In this Agreement and in the Schedules each of the following words and expressions shall, unless the context otherwise requires, have the meaning set opposite the relevant word or expression: -
"Annual Business Plan"   the annual business plan of the Group in
respect of each financial year of the Group to be prepared pursuant to Clause 6.6 which shall include a budget, projected cash flows and a statement of business objectives;

"Articles"     the articles of association of the Company in the
Agreed Terms to be adopted at Completion and as amended from time to time;

"Board"   the board of Directors of the Company for the time
being;

"Business Plan"     the business plan in the Agreed Terms
prepared by or on behalf of Mr Leonard and the documents annexed to such plan;

"Completion"   completion of the matters set out in Clause 2;

"Debenture"    the debenture in the Agreed Terms embodying fixed
and floating charges over the assets and undertaking of the Company to secure the undertakings of the Company under the Facility Agreement;

"Directors"    the directors for the time being of the Company
(and the expression "Director" shall be construed accordingly);

"the Facility Agreement" the facility agreement in the Agreed
Terms to be entered into between the Investor and the Company;

"Founders"     means the Investor, Mr Leonard and Mr Thomas;

"Group"   means at any relevant time the Company and any
subsidiaries for the time being of the Company;

"Intellectual Property Rights"     any patent, patent
application, know-how, trade mark, trade mark application, trade name, registered design, copyright or other similar intellectual, industrial or commercial right;

"Investor Director" a director appointed by the Investor to the Board or such director's duly appointed alternate;

"Leonard Director" a director appointed by Mr Leonard to the Board or such director's duly appointed alternate;

"Recognised Investment   a recognised investment exchange as
Exchange" defined by section 207 of the Financial Services Act
1986;

"Service Agreements"     the service agreements in the Agreed
Terms to be entered into on Completion by the Company and Mr
Leonard, and the Company and Mr Thomas as set out in clause
2.1.3;

"Shareholders" means the holders of Shares from time to time (and the expression "Shareholder" shall be construed accordingly);

"the Shares"   the ordinary shares of GBP1 each in the capital of
the Company for the time being in issue and in the event of any sub-division, consolidation or reclassification of such Shares, such ordinary shares of a different nominal value resulting therefrom (and the expression "Share" shall be construed accordingly);

"the Trust"    the trust established under the Trust Deed;

"the Trust Deed"    the deed in the Agreed Terms for the
establishment of the Trust;

(B) Wherever a document is referred to as being `in the Agreed Terms' it shall be in the form agreed by the parties hereto which agreement may be evidenced by being initialled by Mr Leonard on behalf of the Company, by Mr Leonard, by Mr Thomas and by any person(s) nominated by or on behalf of the Investor.



2    COMPLETION

2.1 Unless otherwise agreed, Completion shall take place at the office of Mr Leonard's solicitors forthwith upon execution of this Agreement, provided that the conditions set out in Clause
2.2 have been fulfilled.

2.2  On Completion:-

2.2.1 Each of the Founders shall deliver to the Company letters of application for the allotment and issue of the Shares set out in the Recitals to this Agreement at GBP1 per Share, and the Company shall, against payment of the sums due, accept such applications;
2.2.2 the Investor shall deliver to the Company the duly signed Facility Agreement ;
2.2.3 Mr Leonard and Mr Thomas shall procure that a meeting of the Board shall be held at which the Board shall appoint:
(a)  Lee Cole and [ ] as the first Investor Directors of the
Company; and
(b)  Jersey Trust Company as secretary of the Company;
2.2.4     the Founders shall procure that:
(a) a meeting of the Board shall be held at which the Board shall pass resolutions:
(i) authorising the execution of this Agreement, the Service Agreements, the Facility Agreement and the Debenture, and
(ii) authorising the execution of the Trust Deed and the funding of the Trust to enable it to subscribe for the shares to be held by it as set out in the Recitals to this Agreement;
(b) the Company and each of Messrs Leonard and Thomas shall enter into the Service Agreements;
(c) there shall be delivered to the Company any documentation needed to perfect the registration of the Investor, Mr Leonard and Mr Thomas as shareholders in the Company as set out in the Recitals to this Agreement;
(d) there shall be delivered to the Company in due course such applications and any documentation needed to perfect the registration of the Trust as a Shareholder in the Company as set out in the Recitals to this Agreement, and the Company shall, against payment of the sums due, accept such application;
(e) an extraordinary general meeting of the Company shall be held on short notice at which the Articles shall be adopted.

3    WAIVER BY PARTIES
Each of the Founders unconditionally and irrevocably waives its rights (if any) under the Articles or the Companies Act 1985 or otherwise to be allotted in respect of any of the Shares to be allotted to any other party pursuant to this Agreement.

4    THE BOARD OF DIRECTORS
4.1 Notwithstanding anything provided herein or in the Articles (as amended from time to time) the Investor and Mr Leonard shall each be entitled, for so long as each is the holder of 15% or more of the issued share capital of the Company, to appoint, remove and replace two Directors on the Board.

4.2 No resolution of the Board shall be passed save (for so long as each is the holder of 15% or more of the issued share capital of the Company) with the approval of an Investor Director and either Mr Leonard or such Leonard Director as is specifically authorised in writing by Mr Leonard for that purpose.

4.3 The provisions of clause 4.2 shall not apply in respect of matters arising relating to the Trust including (but not limited to) the amendment of the Trust Deed and/or for the appointment of trustees to the Trust and the transfer from the Trust of shares to selected individuals, and in regard to such matters Mr Leonard (or such Leonard Director as is specifically authorised in writing by Mr Leonard for that purpose) shall (solely in relation to such matters) have and may cast such number of votes as shall exceed by one the number of votes cast by all other Directors

5    BUSINESS CONDUCT OBLIGATIONS OF THE COMPANY

5.1 The Shareholders shall exercise their powers in relation to the Company so as to ensure that:-
5.1.1 any expansion, development or evolution of the Group's business or that of its subsidiaries will only be effected through the Company or a wholly owned subsidiary of the Company;
5.1.2 the Company shall enforce or procure the enforcement of to as full an extent as possible the obligations of Mr Leonard and Mr Thomas under their respective Service Agreements;
5.1.3 the Company shall not enter into, terminate, vary or fail to exercise its rights under any other agreement or arrangement with any Director or Shareholder or any person connected with any of them otherwise than in good faith and on arms length terms;
5.1.4 the Company shall take all reasonable steps within its powers to protect its Intellectual Property Rights and shall make such patent, registered design, trademark and other such applications and effect such renewals or extensions thereof as are required to keep the same in force;
5.1.5 the Company shall take all reasonable steps within its powers to protect information which is confidential to it; and
5.1.6 all decisions which can reasonably be considered to be material to the Company as a whole are approved either at a properly convened meeting of the Board or by a resolution in writing signed by or otherwise approved in writing by all the Directors of the Company.

6    INFORMATION OBLIGATIONS OF THE COMPANY

6.1 The Company undertakes to the Investor that the Company shall:
6.1.1 keep the Investor informed of material matters relating to the progress of its business to such extent and in such form and detail as the Investor may from time to time require; and
6.1.2 supply such written particulars of any matters concerned with and arising out of the activities of the Company and any of its subsidiaries as the Investor may from time to time require.

6.2 Without limiting the generality of Sub-clause 6.1 of this Clause, the Company shall deliver within 28 days of the end of each calendar month to the Investor, an information pack comprising:-
6.2.1     monthly management accounts including:-
(a) profit and loss account for month and year to date with comparison to budget;
(b) cash flow for month and year to date with comparison to budget; and
(c)  balance sheet with comparison to budget;
6.2.1 a report by the managing director which shall include appropriate forecasts for the Company;
6.2.2     projected cash-flows for the next quarter;
6.2.3 projected profit and loss account for the remainder of the then current financial period; and
6.2.4 copies of any management letters to the Company which may have been issued by its auditors (in the case of the first information pack) since Completion and (in the case of subsequent information packs) since the delivery of the previous information pack.

6.3 Without limiting the generality of Sub-clauses 6.1 or 6.2 of this Clause the Company shall deliver to the Investor forthwith upon the same becoming available and not in any event later than 4 months after the end of each relevant financial year, copies of the audited profit and loss accounts and audited balance sheets of the Group and the audited consolidated profit and loss account and the audited consolidated balance sheet of the Group all in respect of each financial year of the Company and each of its subsidiaries.

6.4 Meetings of the Board shall be held at least monthly (or such lesser frequency as the Investor shall agree in writing) and shall be convened by giving to the Board not less than 14 days written notice (or such shorter period with the consent of an Investor director and a Leonard Director) of the time and place of the Board meeting and enclosing an agenda and copies of any appropriate supporting papers.

6.5 The Company shall make available to the Investor copies of minutes of meetings of the Board and of the boards of directors of each member of the Group and of all committees of the said boards not later than the earliest of:
6.5.1 the same time that the minutes are made available to any of the Directors; or
6.5.2 the business day before the next meeting of the relevant board or committee; or
6.5.3     14 days after the relevant meeting.

6.6  The Company shall:
6.6.1 prepare and deliver to the Investor at least 30 days before (but not sooner than 60 days before) the commencement of each of its financial years the Annual Business Plan in respect of the forthcoming financial year; and
6.6.2 endeavour to agree the content of the Annual Business Plan with the Investor prior to so delivering it; and
6.6.3 shall in any event procure that the budget included in each such Annual Business Plan shall be in such form and detail as the Investor shall reasonably require from time to time.

6.7 If the Company fails to comply with its obligations under Sub-clauses 6.1, 6.2, 6.3 or 6.6 of this Clause, the Investor shall be entitled to instruct a firm of chartered accountants to prepare and submit to the Investor and the Company at the cost of the Company such information as should have been supplied pursuant to Sub-Clauses 6.1, 6.2, 6.3 or 6.6 of this Clause and such other financial information concerning the Group as the Investor shall reasonably require. The Company shall (and shall procure that its subsidiaries shall) give such accountants all reasonable access to its financial records and premises and all reasonable assistance which such accountants may request for this purpose.


7    CONSENT MATTERS & CONSENT PROCEDURES
7.1 The Company and the Shareholders shall not without the prior written consent of the Investor and Mr Leonard (for so long as each is the holder of 15% or more of the issued share capital of the Company) effect or propose any of the matters referred to in
Schedule 2.

7.2 Any notice or information to be given by the Company to the Investor hereunder may be given to an Investor Director on behalf of the Investor and any Investor Director shall be authorised to communicate the consent or approval of the Investor to any matters under this Agreement.

7.3 Any consent or approval to be given by the Investor hereunder may be given upon such terms and subject to such conditions (if any) as the Investor may in its absolute discretion determine and may be given retrospectively and any breach of or failure to comply with any such terms and conditions shall constitute a breach of this Agreement by the party committing such breach or failure to comply.

8    SUBSIDIARIES
     The Company undertakes to the Investor that it shall procure that each member of the Group shall observe and perform the provisions and conditions contained in this Agreement to be observed and performed by them.

9    OTHER INVESTMENTS
Mr Leonard and Mr Thomas each agree that save with the prior written consent of the Investor they will not make any further investment in any other company that is in competition with the Company save for investments not exceeding 3% in total of any class of security dealt with on any Recognised Investment Exchange.

10   WARRANTIES
10.1 Mr Leonard warrants to the Investor that the statements of intention, expectation and opinion contained in the Business Plan
10.1.1    are honestly made and held by him;
10.1.2 are honestly believed to be based upon fair and reasonable assumptions;
10.1.3    are believed by him to be reasonable; and
10.1.4 that to the best of his knowledge and belief no event has occurred which potentially adversely alters such beliefs.

10.2 Mr Leonard acknowledges to the Investor pursuant to the terms of this Agreement that Mr Leonard has agreed to give the warranties set out in Sub-clause 10.1 in consideration of the Investor entering into this Agreement and that the Investor has entered into this Agreement in reliance on such warranties.


11   DISCLOSURE OF INFORMATION

11.1 The Company authorises the Investor to disclose such information relating to each member of the Group to the extent that the Investor is required to do so by law, by a Recognised Investment Exchange or any regulatory authority to which the Investor may be subject but not otherwise.

11.2 The Investor Directors shall be entitled to report to the Investor upon the affairs of each member of the Group and in such report to disclose such information as they shall reasonably consider appropriate.


12   PUBLICITY

12.1 Unless it complies with the provisions of Sub-clause 12.2 of this Clause no party hereto shall, whether before or after Completion, issue any press release or make any public statement or other communication in respect of any of the matters contained in this Agreement or any document referred to herein unless required by law or by the regulations of a Recognised Investment Exchange or other competent regulatory authority.

12.2 The contents of and the manner of presentation and publication of any press release, public statement or other communication to be issued or made by any party shall be subject to the prior approval of the Investor and Mr Leonard such approval not to be unreasonably withheld or delayed.

12.3 The Company, Mr Leonard and Mr Thomas each undertakes with the Investor that they shall not use the name of the Investor in any context whatsoever (except as required by law) or hold itself, himself or themselves (as the case may be) out as being connected or associated with the Investor (other than as regards the Investor being a shareholder in the Company) in any manner whatsoever without the prior written consent of the Investor.


13   SHARE TRANSFERS

13.1 No Shareholder shall be entitled to sell, transfer, charge, encumber, grant options over or otherwise dispose of any of the Shares or any beneficial interest therein except on the terms set out in this Agreement and in accordance with the Articles.

13.2 Should:
13.2.1 either Mr Leonard or the Investor propose disposing of any interest in any of their Shares, the right to do so be subject to such restrictions as may be contained in the Articles;
13.2.2 any Shareholder (save for the Investor and Mr Leonard) and any person entitled to Shares by transmission propose disposing of any interest in any Shares, he ("the proposing transferor") shall not be entitled to do so without first offering them to Mr Leonard. The other Shareholders shall not have any pre-emption rights in respect of any such transfer, and any restrictions as may be contained in the Articles shall not apply, unless and until the priority pre-emption rights of Mr Leonard set out in this Sub-clause and in Sub-clause 13.2.3 are waived, declined or exhausted.
13.2.3 The priority pre-emption rights of Mr Leonard shall take effect as follows:
(a) The proposing transferor shall serve a transfer notice on Mr Leonard and on the Company specifying the number of Shares in question ("the Transfer Notice"), and the Transfer Notice shall constitute the Company his agent for the sale of the Shares specified in it. The price per Share shall be the price which the auditors of the Company (at the request of the Directors) state in writing to be in their opinion the fair value of the shares on a sale as at the date on which the Transfer Notice is received between a willing seller and a willing purchaser (taking no account of whether the shares do or do not carry control of the Company) and, if the Company is then carrying on business as a going concern, on the assumption that it will continue to do so ("the Prescribed Price").
(b) On receipt of the auditor's statement of the Prescribed Price, the Company shall offer the Shares in question to Mr Leonard. Mr Leonard shall have 30 days within which such offer must be accepted or, in default, the offer will be deemed to have been declined.
(c) Should Mr Leonard waive his priority pre-emption rights or decline the offer or should the offer be deemed to have been declined, the right thereafter of the proposing transferor to transfer shares or any interest therein shall be subject such restrictions as may be contained in the Articles.

13.3 The parties shall procure that before any person (other than a person who is already a Shareholder) is registered as a holder of any Share in the Company such person shall enter into a deed of adherence agreeing to be bound by the provisions of this Agreement in such form as may be agreed amongst the Shareholders from time to time (such agreement not to be unreasonably withheld, refused or delayed).

13.4 In the event of a third party (either alone or in concert (as such expression is defined in the City Code) with any other person(s)) not connected with any Shareholder ("the Purchaser") offering ("the Offer") on any date ("the Offer Date") to purchase all the Shares then in issue any member or members together holding at least 75% by nominal value of the issued Shares ("the Accepting Member") shall be entitled to require (by notice in writing served no later than 21 days following the Offer Date ("the Notice Date")) that all the remaining Shareholders accept the Offer within 14 days following the Notice Date PROVIDED THAT the Offer:
13.4.1    is bona fide and made on an arms length basis; and
13.4.2 is on the same terms and at the same price per Share as between the remaining Shareholders and the Purchaser as contained in the offer by the Purchaser to the Accepting Members.

13.5 If the remaining Shareholders, having become bound to accept an Offer to purchase all their Shares in accordance with the provisions of Sub-clause 13.4 above, default in transferring the same the Chairman of the Company or failing him one of the Directors duly nominated by resolution of the Board for that purpose shall be deemed to be the duly appointed attorney of such Shareholders with full power to execute, complete and deliver in the name and on behalf of such Shareholders a transfer of the relevant Shares to the Purchaser and so that the Board may receive and give a good discharge for the purchase money on behalf of such Shareholders and (subject to the transfer being duly stamped) enter the name of the Purchaser in the register of members as the holder by transfer of the relevant Shares.


14   COMPLIANCE AND FURTHER ASSURANCE
14.1 Each of the parties shall take all actions necessary (including convening meetings, proposing resolutions and exercising voting rights and executing such further deeds, documents and assurances as may be reasonably required) insofar as it is in its power so to do and in so far as is permitted by law to ensure that the obligations in and other commitments under this Agreement or any of the documents referred to herein are observed and performed by the relevant party.

14.2 If and to the extent that any provision of this Agreement shall purport unlawfully to fetter the Company's statutory powers the parties to this Agreement (other than the Company) agree that the same shall be read and construed as though the Company were not referred to in such provision, but shall continue to the full extent possible to be binding upon the parties other than the Company.

15   INTERACTION WITH THE ARTICLES
     As between the parties (other than the Company) in the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Articles, to the extent of any such ambiguity or conflict the terms of this Agreement shall prevail.

16   ASSIGNMENT

16.1 Save as herein provided this Agreement shall be binding upon and enure for the benefit of the successors of the parties.

16.2 Except as specifically provided in this Agreement or in the Articles any rights, obligations or liabilities hereunder shall not at any time be assigned by any Shareholder without the express prior written consent of the Investor and Mr Leonard (for so long as each is the holder of 15% or more of the issued share capital of the Company).

17   CONFIDENTIAL INFORMATION
     Each Shareholder undertakes that he will not, except as permitted by this Agreement, at any time hereafter divulge or communicate to any person (other than to officers or employees of any member of the Group (as the case may be) whose province it is to know the same) any confidential information relating any member of the Group which may come to his or its knowledge as a shareholder or director of any member of the Group (as the case may be) and he shall use his best endeavours to prevent the publication or disclosure of any such confidential information.

18   COSTS
     Every party shall bear its own costs and expenses in connection with this Agreement and, in particular, the Company shall bear any disbursements it incurs in connection with this Agreement including stamp duties, and registration fees.

19   PERIOD OF THIS AGREEMENT
     This Agreement shall remain in force and effect for so long as any two parties hold Shares in the Company but shall cease in relation to any party in the event that such party ceases to hold any Shares in the Company save that the termination of the Agreement in such circumstances shall not affect such of its provisions as are expressed to operate or have effect after such termination and shall also not affect any rights of action already accrued to any party in respect of any antecedent breach of this Agreement by any of the other parties.

20   COUNTERPARTS
     This Agreement may be entered into by each of the parties signing one or more counterparts, which taken together shall constitute a complete agreement.

21   WAIVER
     Failure by any party hereto at any time or times to require performance of any provisions of this Agreement shall in no manner affect his right to enforce such provisions at a later time. No waiver by any party hereto of any condition or the breach of any term, covenant, representation or warranty contained in the Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or be deemed to be or construed as the breach of or a waiver of any other term, covenant, representation or warranty contained in this Agreement.

22   INVALIDITY
     If any of the provisions of this Agreement are or become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

23   NOTICES
     A notice may be given by any party hereto to any other party hereto either personally or by sending it by prepaid first class post or airmail to his address stated in this Agreement or to any other address supplied by him in writing to the other parties hereto for the giving of notice to him. A properly addressed and prepaid notice sent by post shall be deemed to have been served at an address with the United Kingdom and Jersey at the expiry of 48 hours after the notice is posted and to have been served at an address outside the United Kingdom and Jersey at the expiry of 72 hours after the notice is posted.

24   APPLICABLE LAW
     This Agreement shall be governed by and construed in accordance with English law and all the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Jersey courts as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to it.

25   ENTIRE AGREEMENT
25.1 This Agreement represents the entire agreement between the parties in relation to the matters the subject hereof. It is agreed that: -
25.1 no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out in this Agreement;

25.2 no party shall have any remedy in respect of misrepresentation or untrue statements made by any party unless and to the extent that a claim lies for breach of warranties under Sub-clause 10.1 of this Agreement;

25.2 This clause shall not exclude any liability for fraudulent misrepresentation.


26   INTERPRETATION
26.1 References in this Agreement to any statute or statutory provision shall be deemed to include references to any statute or statutory provision which amends, extends, consolidates or replaces the same (other than any such statute or statutory provision with retrospective effect to the extent that it is retrospective) and except to the extent that any amendments or modification enacted after the date of this Agreement would extend or increase the liability of any party to any other party under this Agreement and, save as aforesaid, to any order, regulation, instrument or other subordinate legislation made thereunder.

26.2 References to "Clauses", "Sub-clauses" and "Schedules" are to clauses and sub-clauses of the schedules of this Agreement.

26.3 The headings in this Agreement and the index to this Agreement are for convenience and shall not affect its construction or interpretation.

26.4 Where the expressions "directors", "financial year" and "subsidiary" are used in this Agreement they shall have the meanings attached to them respectively by the Companies Act 1985. Where the word "emoluments" is used in this Agreement it shall be construed in accordance with sub-paragraph 1(4) of schedule 6 of the Companies Act 1985.

26.5 Where the expressions "Connected Persons" and "person connected" are used in this Agreement they shall mean any person or persons connected with another person within the definition of connected persons contained in Section 839 of Income Tax and Corporation 1988.

26.6 Unless the context otherwise requires: -
26.6.1 words denoting the singular shall include the plural and vice versa;
26.6.2    words denoting a gender shall include all genders;
26.6.3 references to persons shall include corporations and firms;
25.6.4 covenants, warranties and undertakings given by an individual shall be binding on his personal representatives and executors.


IN WITNESS WHEREOF this Agreement has been entered into on the date set out above

SCHEDULE 1
Part 1
Information concerning the Company


Date of Incorporation:   23 December 1999

Registered Number:   75919

Registered Office:  Elizabeth House, Castle Street, St Helier,
Jersey JE4 8PN, Channel Islands

Authorised Share Capital      GBP10,000

divided into:  10,000 Ordinary Shares of GBP1 each

Issued Share Capital:    2 Ordinary Shares of GBP1 each

Secretary:          Jersey Trust Company


 Shareholders and shareholding prior to Completion:

Name Number

Mr Leonard     1 Ordinary Share of GBP1 each

Mr Thomas 1 Ordinary Share of GBP1 each


Shareholders and shareholding following Completion:

Name Number

CI4 Net Limited     5,000 Ordinary Shares of GBP1 each

Mr Leonard     3,000 Ordinary Shares of GBP1 each

Mr Thomas  500 Ordinary Shares of GBP1 each

The Trust 1,500 Ordinary Shares of GBP1 each


Accounting Reference Date:         1 January

Bankers:       HSBC

SCHEDULE 2
Consent Matters

The Company and the Shareholders shall not without the prior written consent of the Investor and Mr Leonard (for so long as each is the holder of 15% or more of the issued share capital of the Company) effect or propose that the Company:

(a) enter into or give or permit or suffer to subsist any guarantee of or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body other than a subsidiary or otherwise than in the ordinary course of business;
(b) make any material change to the nature of the business or the jurisdiction where it is managed and controlled;
(c) do any act or thing outside the ordinary course of the business carried on by it;
(d)  make any change to
(i) its accounting policies, bases or methods (other than as recommended by the auditors of the Company);
(ii) any Annual Business Plan;
(e) instruct such bank with which the Company holds an account(s) to make payment of the amounts from time to time as follows save with the signatures of the Directors as follows :
(i)  payment of an amount up to GBP5,000 -  one Director;
(ii) payment of an amount from GBP5,001 to GBP100,000 - two Directors, one of whom must be either Mr Leonard or such Director as is specifically authorised in writing by Mr Leonard for that purpose;
(iii) payment of amounts over GBP100,000 - two Directors, one of whom must be an Investor Director.
(f) engage any employee to perform services on terms that either:
(i) his contract cannot be terminated by six months' notice or less or
(iii) his emoluments and/or commissions or bonuses are or are likely to be at the rate of GBP100,000 per annum or more;
(g) increase the emoluments and/or commissions or bonuses of any employee to more than GBP50,000 per annum or vary the terms of employment of any employee earning (or so that after such variation he will, or is likely to earn) more than GBP50,000 per annum;
(h) vary the terms of employment and service of any director or company secretary of the Company to a material degree, or increase or vary the salary or other benefits of any such officer;
(i) mortgage or charge or permit the creation of or suffer to subsist any mortgage or fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of its undertaking, property or assets;
(j) conduct any litigation material to the Company (material being construed as reasonably likely to incur costs including any award of damages, fees or third party costs in excess of GBP500,000), save for the collection of debts arising in the ordinary course of the business carried on by the Company or any application for an interim injunction or other application or act which is urgently required in the best interests of the Company in circumstances in which it is not reasonably practicable to obtain prior consent as aforesaid;
(k) save as provided for in the Annual Business Plan take or agree to take any leasehold interest in or licence over any real property;
(l) dispose (other than in accordance with any relevant capital disposal forecast in the Annual Business Plan) of any asset of a capital nature;
(m) propose or pay any dividend or propose or make any other distribution (as defined under sections 209, 418 and 419 of ICTA) exceeding in any one financial year an aggregate of one-third of the distributable profit and/or reserves in that financial year;
(n) permit or cause to be proposed any alteration to the rights attaching to the Shares;
(o) create, allot, issue or redeem any share or loan capital (whether convertible into any class of shares in the Company or not) unless such shares are offered on a pre-emptive basis to the existing members of the Company;
(p) grant or agree to grant any options or other right to subscribe for or convert into Shares;
(q) permit or cause to be proposed any amendment to its memorandum of association or the Articles;
(r) cease or propose to cease to carry on the business or be wound up save where it is insolvent;
(r) apply or permit the Directors of the Company to apply to petition a Court for an administration order to be made in respect of the Company; or
(s) enter into or vary any transaction or arrangement with, or for the benefit of any of the Directors of or Shareholder in the Company or any other person who is a Connected Person with any such Director or Shareholder.

SIGNED BY )         C Leonard
CHRISTOPHER LEONARD )
duly authorised for and on behalf of    )
TEMPZ.COM LIMITED   )


R Charlton
Solicitor

SIGNED BY )
CHRISTOPHER LEONARD )         C Leonard
in the presence of: -    )

R Charlton
Solicitor


SIGNED BY )
IAN THOMAS     )         I Thomas
in the presence of: -    )

R Charlton
Solicitor

SIGNED BY
LEE COLE  )
duly authorised for and on behalf of    )         L J Cole
C14 NET.COM LIMITED )
in the presence of: -    )

A. MacLaren
Solicitor
London EC2V 5DE